Exhibit 99.2(k)(4)

Committed Facility Agreement

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD. (“BNPP PB”) and the counterparty specified on the signature page (“Customer”) hereby enter into this Committed Facility Agreement (this “ Agreement”), as further amended, supplemented or otherwise modified from time to time, dated as of the date specified on the signature page.

Whereas BNPP PB and Customer have entered into the U.S. PB Agreement dated as of December 1, 2010 (the “U.S. PB Agreement”), as further amended, supplemented or otherwise modified from time to time (the U.S. PB Agreement and this Agreement, collectively, the “40 Act Financing Agreements”).

Whereas this Agreement supplements and forms part of the other 40 Act Financing Agreements and sets out the terms of the commitment of BNPP PB to provide financing to Customer under the 40 Act Financing Agreements.

Now, therefore, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Definitions -

(a)	Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the U.S. PB Agreement. The 40 Act Financing Agreements are included in the term “Contract”, as defined in the U.S. PB Agreement.

(b)	“Account Agreement” means the Account Agreement attached as Exhibit A to the U.S. PB Agreement.

(c)	“Borrowing” means a draw of cash financing by Customer from BNPP PB made pursuant to Section 2 of this Agreement.

(d)	“Closing Date” means the date of execution of this Agreement as specified on the signature page.

(e)	“Collateral Requirements” means the collateral requirements set forth in Section 1 of Appendix A attached hereto.

(f)	“Custodian” means State Street Bank and Trust Company.

(g)	“Funding Event” means any day (the “Date of Determination”), BNP Paribas’ long-term credit rating has declined to a level three or more notches below its rating by any of Standard & Poor’s Rating Services, Moody’s Investor Service, Inc. or Fitch Ratings, Ltd. on the Closing Date. At any time after the occurrence of a Funding Event, BNPP PB’s commitment to make available cash financing shall cease to be in effect.

(h)	“Loan Value” means as of any day, the difference between (i) the difference between (A) the Gross Market Value (as defined in Appendix A attached hereto) of the portfolio and

(B) the Collateral Requirements and (ii) the Outstanding Debit Financing as of such date.

(i)	“Maximum Commitment Financing” means $125,000,000.

(j)	“Net Asset Value” means, with respect to Customer, the aggregate net asset value of the common stock issued by Customer calculated in accordance with U.S. generally accepted accounting principles.

(k)	“Net Asset Value Floor” means, with respect to Customer, an amount equal to the greater of $225,000,000 and 50% of the Net Asset Value of Customer, calculated based on Customer’s most recent fiscal year-end.

(l)	“Outstanding Debit Financing” means the aggregate net cash balance (excluding current short sale proceeds) held under the 40 Act Financing Agreements if such net cash balance is a debit, or zero if such aggregate net cash balance is a credit. For the purposes of calculating such aggregate net cash balance, if Customer holds credit or debit cash balances in non-USD currencies, BNPP PB will convert each of these balances into USD at prevailing market rates, such rates to be disclosed to Customer upon request, to determine Customer’s aggregate net cash balance.

(m)	“1940 Act” means the Investment Company Act of 1940, as amended.

2.	Borrowings -

Subject to Section 7, BNPP PB shall make available cash financing under the 40 Act Financing Agreements in an amount up to the relevant Maximum Commitment Financing. Such cash financing shall be made available in immediately available funds. Customer may borrow under this Section 2, prepay pursuant to Section 4, and reborrow under this Section 2 without penalty.

3.	On the Closing Date, BNPP PB shall make funds available to Customer in an amount up to the Maximum Commitment Financing. Each subsequent Borrowing (not to exceed the Maximum Commitment Financing) shall be made on written notice (which must include a letter of authorization) (such notice, the “Borrow Request” and the date such Borrow Request is delivered, the “Request Date”), given by Customer to BNPP PB not later than 11:00 A.M. (New York City time) on the Business Day immediately preceding the date of the proposed Borrowing (which must be a Business Day) (the Business Day after the Request Date, the “Borrow Date”) by Customer. Subject to Section 7, BNPP PB shall, before 11:00 A.M. (New York City time) on the Borrow Date, make funds available to Customer in the amount of such Borrowing (provided that, the Outstanding Debit Financing, taking into account the amount specified in the Borrow Request, does not exceed the Maximum Commitment Financing) payable to the account designated by the Customer in the Borrow Request, provided that if the Borrow Request is delivered prior to 3:00 P.M. (New York City time) on the Request Date, BNPP PB shall make funds available taking into account any other Borrow Request on such Request Date by the close of Fedwire on such Request Date in an amount not less than the lesser of (a) the amount specified in the Borrow Request, (b) $50,000,000, taking into account any other Borrow Request on such Request Date, and (c) the Loan Value, and any portion of the amount specified in the Borrow Request that is still outstanding by the close of Fedwire on the Request Date shall be deemed to be a separate proposed Borrowing set forth in a new Borrow Request by Customer that shall be deemed delivered prior to 11:00 A.M. (New York City time) on the Business Day following the original Request Date; provided further that, to the extent (i) the proposed Borrowing is (A) greater than $50,000,000 and (B) does not exceed the Loan Value or (ii) the Borrow Request is delivered after 3:00 P.M. (New York City time) on the Borrow Date, BNPP PB shall endeavor to make funds available, to the extent practicable under the circumstances, in the amount specified in the Borrow Request. For the avoidance of doubt, any portion of the amount specified in the Borrow Request that is still outstanding by the close of Fedwire on the relevant Request Date shall be deemed to be a new proposed Borrowing set forth in a new Borrow Request by Customer that shall be deemed delivered prior to 11:00 A.M. (New York City time) on the next Business Day and the Borrow Date in respect of such proposed Borrowing shall be the Business Day following such new Borrow Request.

4.	Repayment -

(a)	Upon the occurrence of a Facility Termination Event, an event described in Section 17(a) hereof, or the date specified in the Facility Modification Notice as described in Section 7, all Borrowings (including all accrued and unpaid interest thereon and all other amounts owing or payable hereunder) may be recalled by BNPP PB in accordance with Section 1 of the U.S. PB Agreement.

(b)	Upon the occurrence of a Default, the BNPP Entities shall have the right to take any action described in Section 13(b) hereof.

5.	Prepayments -

Customer may, upon at least one (1) Business Day’s notice to BNPP PB stating the proposed date and aggregate principal amount of the prepayment, prepay all or any portion of the outstanding principal amount of the Outstanding Debit Financing, together with accrued interest to the date of such prepayment on the principal amount prepaid.

6.	Interest -

Customer shall pay interest on the outstanding principal amount of each Borrowing from the date of such Borrowing until such principal amount has been paid in full, at the rate specified in Appendix B attached hereto. Customer may elect (a) to pay such interest monthly in arrears or (b) to capitalize such interest and add it to the then outstanding principal amount of the Borrowings.

7.	Scope of Committed Facility -

Subject to Section 8, BNPP PB shall make available cash financing under the 40 Act Financing Agreements in an aggregate amount up to the relevant Maximum Commitment Financing, and may not take any of the following actions except upon at least 179 calendar days’ prior written notice (the “Facility Modification Notice”):

(a)	modify the Collateral Requirements; other than in accordance with the terms of Appendix A attached hereto;

(b)	demand immediate repayment of any cash loan under the 40 Act Financing Agreements;

(c)	modify the interest rate spread on cash loans under the 40 Act Financing Agreements, as set forth in Appendix B attached hereto;

(d)	modify the fees, charges or expenses other than those described in clause (b) above, as set forth in Appendix B attached hereto (the “Fees”); provided that BNPP PB may modify any Fees immediately upon written notice to Customer if (i) the amount of such Fees charged to BNPP PB, as the case may be, have been increased by the provider of the relevant services, or (ii) consistent with increases generally to customers; or

(e)	terminate any of the 40 Act Financing Agreements.

Notwithstanding the foregoing or anything to the contrary herein, on or at any time after the occurrence of a Funding Event, BNPP PBs commitment to make available cash financing pursuant to Section 7(b) of the Agreement shall cease to be in effect.

8.	Conditions for Committed Facility -

The commitment as set forth in Section 2 and Section 7 only applies so long as –

(a) Customer satisfies the Collateral Requirements; and

(b)	no Default or Facility Termination Event has occurred, in each case after giving effect to any grace periods or notice requirements.

9.	[Reserved]

10.	Substitution -

(a)	After BNPP PB sends a Facility Modification Notice, Customer may not substitute any collateral; provided that Customer may purchase and sell portfolio securities in the ordinary course of business consistent with its investment restrictions; provided further that BNPP PB may permit substitutions upon request, which permission shall not be unreasonably withheld;

(b)	Prior to BNPP PB sending a Facility Modification Notice, Customer may substitute collateral.

11.	Collateral Delivery -

If notice of a Collateral Requirement is sent to Customer: (a) on or before 11:00 A.M. on any Business Day, then Customer shall deliver all required Collateral no later than 5:00 P.M. on such Business Day, and (b) after 11:00 A.M. on any Business Day, then Customer shall deliver all required Collateral no later than 5:00 P.M. on the immediately succeeding Business Day.

12.	Representations and Warranties -

Customer hereby makes all the representations and warranties set forth in Section 4 of the Account Agreement to BNPP PB as of the date hereof, which are deemed to refer to this Agreement, and such representations and warranties shall survive each transaction and the termination of the 40 Act Financing Agreements.

13.	Financial Information -

Customer shall provide BNPP PB with copies of (with respect to 12(a) below, to the extent such copies are not publicly available) –

(a)	the most recent annual report of Customer containing financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within 120 calendar days after the end of each fiscal year of Customer; and

(b)	the estimated Net Asset Value statement of Customer as of any Business Day, within one (1) Business Day of receipt of written request therefor by BNPP PB;

14.	Termination -

(a)	Upon the occurrence and during the continuance of a Facility Termination Event, BNPP PB shall have the right to terminate this Agreement, recall any Outstanding Debit Financing, modify Collateral Requirements, and modify any interest rate spread, fees, charges or expenses, in each case in accordance with the timeframes specified in the U.S. PB Agreement.

(b)	Upon the occurrence of a Default (after giving effect to any grace period or notice requirement), the BNPP Entities may terminate any of the 40 Act Financing Agreements and take Default Action.

(c)	Each of the following events constitutes a “Default”:

i.	Customer fails to meet the Collateral Requirements within the time periods set forth in Section 10 and such failure has not been remedied within one (1) Business Day following receipt of written notice of such failure;

ii.	Customer fails to deliver the financial information within the time periods set out in Section 13 and such failure is not remedied within (A) five (5) Business Days for a failure under Section 13(a) and (B) one (1) Business Day for a failure under Section 13(b) in each case following receipt of written notice of such failure;

iii.	the Net Asset Value of Customer declines below the Net Asset Value Floor;

iv.	any representation or warranty made or deemed made by Customer to BNPP PB under any 40 Act Financing Agreements (including under Section 11 herein) proves false or misleading when made or deemed made;

v.	Customer fails to comply with or perform any other agreement or obligation under this Agreement or the other 40 Act Financing Agreements (other than those already covered by this Section 13) and such failure continues unremedied for a period of five (5) Business Days after written notice has been given by BNPP PB to Customer;

vi.	Customer becomes bankrupt, insolvent or subject to any bankruptcy, reorganization, insolvency or similar proceeding, or all or substantially all its assets become subject to a suit, levy, enforcement or other legal process where a secured party maintains possession of such assets, has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, has a secured party take possession of all or substantially all its assets, or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

vii.	subject to any notice requirements and cure periods, the occurrence of a repudiation, misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement between Customer and a BNPP Entity, if applicable) by Customer under any contract with a BNPP Entity or affiliate of a BNPP Entity.

(d)	Each of the following events constitutes a “Facility Termination Event”:

i.	subject to any notice requirements and cure periods, the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement) by Customer under any contract (which, for the avoidance of doubt, includes any obligations with respect to borrowed money or other assets in connection with such contract) with a third party entity, where the payment or posting default by Customer under such contract is not less than $10,000,000 USD;

ii.	there occurs (a) any change in any of the BNPP Entity’s interpretation of any Applicable Law or (b) the adoption of or any changes in Applicable Law, in the reasonable opinion of counsel to such BNPP Entity, has the effect with regard to any BNPP Entity of impeding or prohibiting the arrangements under the 40 Act Financing Agreements (including, but not limited to, imposing or adversely modifying or affecting the amount of regulatory capital to be maintained by any BNPP Entity); provided that, with respect to any change in a BNPP Entity’s interpretation of Applicable Law as described in (a) above that is not the result of any interpretation, court decision, directive, notice or any similar pronouncement by the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority, the Internal Revenue Service, the Federal Reserve, the Office of the Comptroller of the Currency, a court (whether state, federal or otherwise), the Bank for International Settlements, or any other authority, governmental agency or self- regulatory organization, whether in the United States or otherwise, it shall not be a Facility Termination Event until thirty (30) calendar days after BNPP PB provides notice to Customer of such interpretation; provided, further, that it shall not be a Facility Termination Event if there occurs, in the reasonable opinion of counsel to BNPP PB, a change in, or change in a BNPP Entity’s reasonable and good faith interpretation of, any Applicable Law that results in a cost increase to such BNPP Entity (as determined in its sole discretion), rather than a prohibition (as determined in such BNPP Entity’s sole discretion), and such cost increase is accepted by Customer (for the avoidance of doubt, such cost increase may be implemented by adjusting the fees and rates in Appendix B or in any other manner, as determined by BNPP PB in its sole discretion);

iii.	(A) as of any month-end, the Net Asset Value of Customer has declined by thirty percent (30%) or more from the month-end Net Asset Value of the preceding one-month period then ending; (B) as of any month-end, the Net Asset Value of Customer has declined by forty percent (40%) or more from the Net Asset Value as of any month-end in the preceding three-month period then ending; or (C) as of any month-end, the Net Asset Value of Customer has declined by fifty percent (50%) or more from the Net Asset Value of any month-end in the preceding 12-month period then ending; (for purposes of (A), (B) and (C), any decline in the Net Asset Value shall not take into account any positive or negative change caused by capital transfers, such as redemptions, withdrawals, subscriptions, contributions or investments, howsoever characterized, or any amounts set forth in redemption notices received by or on behalf of Customer);

iv.	unless otherwise agreed by BNPP PB, the investment management agreement between Customer and its investment advisor (“Advisor”) is terminated or the Advisor or any affiliate thereof otherwise ceases to act as investment advisor of Customer; provided, however, that such termination or cessation shall not constitute a Facility Termination Event if there is a replacement investment advisor appointed immediately who is acceptable to BNPP PB in its sole discretion;

v.	a violation of Section 18 of the 1940 Act, and such violation is not remedied within five (5) Business Days; provided that reliance by Customer on any exemptive relief granted to it by the Securities and Exchange Commission will not be considered a violation of Section 18;

vi.	Customer fails to make any filing necessary to comply with the rules of any exchange in which its shares are listed, and such failure (A) has a material, adverse effect on Customer’s business, or (B) continues for five (5) Business Days after written notice to Customer by BNPP PB; provided that Customer must notify BNPP PB within one (1) Business Day after it becomes aware that it has failed to comply with the rules of any exchange in which its shares are listed, and such failure to provide such notice shall itself constitute a Facility Termination Event.

vii.	Customer’s classification under the 1940 Act becomes something other than as a “closed-end company” as defined under Section 5 of the 1940 Act;

viii.	Customer enters into any additional indebtedness with a party other than a BNPP Entity or its affiliates beyond the financing provided hereunder through the 40 Act Financing Agreements, including without limitation any further borrowings constituting “senior securities” (as defined for purposes of Section 18 of the 1940 Act) or any promissory note or other evidence of indebtedness, whether with a bank or any other person; provided, however, that indebtedness of Customer pursuant to a Credit Support Annex to an ISDA Master Agreement or in connection with listed call options transactions or repurchase agreements pursuant to Customer’s investment portfolio activities shall be permissible additional indebtedness;

ix.	Customer changes its fundamental investment policies without the prior notice to and the consent of BNPP PB;

x.	Customer pledges to any other party, other than a BNPP Entity or its affiliates, any securities owned or held by Customer over which Custodian has a lien; or

xi.	With respect to the investigation (the “Investigation”) in connection with the Wells notice dated March 5, 2010 from the staff of the SEC, (a) Customer, any Related Person or any investment adviser or management company for which any Related Person is currently employed consents to the entry of an order with respect to, or is found to have violated or is enjoined from future violations of, Section 10(b) of the Securities Exchange Act of 1934, Section 17(a)(1) of the Securities Act of 1933, Section 206(1) of the Investment Advisers Act of 1940, or any other provision of the federal securities laws as for which scienter is a necessary element or, if not a necessary element, where scienter has been affirmatively stated as present in connection with any issues related to or arising from the Investigation, (b) as a result of the Investigation or in connection with any issues related to or arising from the Investigation, any Related Person is suspended or barred from the securities industry, (c) the Investigation leads to a fine or other monetary penalties, including disgorgement, and the size or nature of the settlement or fine is greater than $6 million or (d) as a result of the Investigation or any settlement, conviction or any other event in connection with the Investigation, Customer suffers a material adverse change that affects the ability of the Customer to repay its obligation under the Agreement or Customer's investment adviser or management company suffers an adverse change that materially adversely affects the ability of the Customer's investment adviser or management company to carry out its obligations to the Customer; provided that, with respect to subsection (a) hereto a Facility Termination Event shall not be deemed to have occurred to the extent that the matter referred to in such subsection relates to a Related Person who is an individual who is currently employed and who consents to the entry of an order with respect to, or is found to have violated or aided and abetted the violation of, or is enjoined from future violations of or from aiding and abetting future violations of, Rule 206(4)-7 promulgated under Section 206(4) of the Advisers Act, regardless of whether or not scienter is an element of such violation, and provided further that, with respect to subsection (c) hereto, it shall not be a Facility Termination Event until 30 calendar days after the occurrence of such event.

(e)	Customer shall have the right to terminate this Agreement upon 179 calendar days’ prior written notice to BNPP PB.

15.	[Reserved]

16.	Notices -

Notices under this Agreement shall be provided pursuant to Section 11(a) of the Account Agreement.

17.	Compliance with Applicable Law -

(a)	Notwithstanding any of the foregoing, if required by Applicable Law, in the reasonable opinion of counsel to the following BNPP Entities or BNPP PB, as applicable, and only to the extent required by Applicable Law –

i.	the BNPP Entities may terminate any 40 Act Financing Agreement and any Contract;

ii.	BNPP PB may recall any outstanding loan under the 40 Act Financing Agreements;

iii.	BNPP PB may modify the Collateral Requirements; and

iv.	the BNPP Entities may take Default Action.

(b)	This Agreement will not limit the ability of BNPP PB to change the product provided under this Agreement and the 40 Act Financing Agreements as reasonably necessary to comply with Applicable Law.

(c)	The BNPP Entities may exercise any remedies permitted under the Contracts if Customer fails to comply with Applicable Law.

18.	Miscellaneous -

(a)	In the event of a conflict between any provision of this Agreement and the other 40 Act Financing Agreements, this Agreement prevails.

(b)	This Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws doctrine.

(c)	Section 16(c) of the Account Agreement is hereby incorporated by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provision had been set forth in full herein; provided that the BNPP Entities shall provide price sources, trade tickets or other reasonably detailed information relating to any such foreign exchange transactions, as requested from time to time by Customer.

(d)	This Agreement may be executed in counterparts (including by facsimile transmission), each of which will be deemed an original instrument, and all of which together will constitute one and the same agreement.

(e)	For the sake of clarity and construction, the parties hereto set forth their acknowledgment and agreement that if the Customer is a series of a Registrant then it is not a separately existing legal entity entitled to enter into contractual agreements or to execute instruments and, for these reasons, the registrant named on the signature pages (“Registrant”) (if any) is executing this Agreement and any other document on behalf of such series, as Customer and that such series will utilize the loans thus made on their behalf. Notwithstanding anything to the contrary in this Agreement, the Customer shall only be liable hereunder for the loans made to such Customer hereunder and interest thereon and for fees and expenses associated therewith, and in no event shall the Customer or its assets be held liable for the loans made to any other series of the Registrant or interest thereon or for the fees and expenses associated therewith nor shall the assets of the Customer be available to satisfy the liabilities of any other series of the Registrant.

(The remainder of this page is blank.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of October_8, 2020.

ABERDEEN GLOBAL PREMIER PROPERTIES FUND

By:	/s/ Lucia Sitar
	Name:	Lucia Sitar
	Title:	Vice President

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.

By:	/s/ Jeffrey Lowe
	Name:	Jeffrey Lowe
	Title:	Managing Director

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.

By:	/s/ Robert Luzzo
	Name:	Robert Luzzo
	Title:	Managing Director

Appendix A – Collateral Requirements

THIS APPENDIX forms a part of the Committed Facility Agreement entered into between BNP Paribas Prime Brokerage International, Ltd. (“BNPP PB”) and Aberdeen Global Premier Properties Fund (“Customer”) (the “Agreement”).

1.	Collateral Requirements -

The Collateral Requirements in relation to all securities held in the accounts established pursuant to the PB Agreements (each, a “Position”) shall be the greater of:

(a)	the sum of (i) the aggregate product of (x) the Margin Percentage applicable to such Positions and (y) the Current Market Value of such respective Positions; and (ii) the FX Margin Charge;

(b)	the sum of regulatory margin requirements of such Positions as per FINRA Rule 4210 or Regulation U/ Regulation X, as applicable, as amended from time to time; and

(c)	40% of the Portfolio Gross Market Value.

2.	Eligible Securities -

(a)	Equity Securities covered under the Agreement (“Eligible Equity Securities”) must:

(i)	be USD common stock traded on the New York Stock Exchange, NASDAQ Global Select Market, NASDAQ Global Market, NASDAQ Capital Market, or other exchanges as approved by BNPP PB in its sole discretion;

(ii)	be USD and non-USD common stock, provided such stock is (A) listed in the FTSE All-World Index, (B) traded on a Major Exchange in any country listed in Section 2(c) below, and (C) be denominated in a currency listed in Section 2(d) below;

(iii)	when aggregated with all other positions of the same Equity Security held by Customer (whether with a BNPP Entity or otherwise), not result in Customer becoming the beneficial owner, directly or indirectly, of more than eight (8) percent of the outstanding shares of such Equity Security;

(iv)	have a share price greater than USD 2 per share;

(v)	have a current market capitalization of at least USD 300 million; and

(vi)	be eligible to be deposited with the Depository Trust Company.

(b)	Debt Securities covered under the Agreement (“Eligible Debt Securities”) must:

(i)	be convertible and non-convertible corporate debt securities or preferred securities or sovereign debt securities provided that such securities are (A) have a country of risk, as determined by BNPP PB in its sole discretion, listed among those in Section 2(c) below, and (C) be denominated in any of the currencies listed in Section 2(d) below;

(ii)	be eligible to be deposited with the Depository Trust Company, Euroclear or Clearstream;

(iii)	have an Issue Size Outstanding of at least USD 50 million;

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(iv)	with respect to any aggregate Position in a Debt Security, have a Gross Market Value less than 10% of the Issue Size Outstanding for such Debt Security; and

(v)	trade above 40% of its par value.

(c)	Eligible Countries

Australia, Austria, Belgium, Canada, Finland, France, Germany, Italy, Japan, The Netherlands, Spain, Sweden, Switzerland, United Kingdom or United States.

(d)	Eligible Currencies

USD, EUR, CAD, GBP, JPY, CHF, AUD or SEK.

(e)	Notwithstanding the foregoing, the following will not be part of the collateral commitment and shall have no collateral value:

(i)	any security type not covered above, as determined by BNPP PB in its sole discretion;

(ii)	any securities over which the BNPP Entities do not have a first priority perfected security interest, each as determined by the BNPP Entities in its sole discretion;

(iii)	any securities that are not capable of being valued by BNPP PB on a daily basis based on internal and external pricing sources;

(iv)	any short security position;

(v)	any security offered through a private placement or any restricted securities, except Rule 144A securities related to preferred stock and debt securities;

(vi)	any security that is not maintained as a book-entry security on a major depository, such as The Depository Trust Company, Euroclear, or Clearstream;

(vii)	any securities that are municipal securities, asset-backed securities, mortgage securities, or Structured Securities (notwithstanding the fact that such securities would otherwise be covered);

(viii)	to the extent that 50% or more of eligible equity positions consists of non-USD common securities, such positions in excess of such 50% shall be ineligible;

(ix)	to the extent that the Gross Market Value of positions in subordinated bonds exceeds 10% of the eligible portfolio Gross Market Value, BNPP PB will in its own discretion identify some of the subordinated bonds as ineligible so that the Gross Market Value of eligible positions in subordinated bonds is no greater than 10% of eligible portfolio Gross Market Value; and

(x)	to the extent that the Gross Market Value of positions in Tier 1 Capital (Capital Contingent) bonds exceeds 10% of the eligible portfolio Gross Market Value, BNPP PB will in its own discretion identify some of the Tier 1 Capital bonds as ineligible so that the Gross Market Value of eligible positions in Tier 1 Capital bonds is no greater than 10% of eligible portfolio Gross Market Value.

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3.	Equity Securities Margin Percentage -

The Margin Percentage for an Eligible Equity Security shall be:

(i)	the product of (A) the Equity Core Margin Rate and (B) the sum of (1) one, (2) the Equity Liquidity Factor, (3) the Equity Volatility Factor, and (4) the Equity Concentration Factor;

(ii)	provided that sum Margin Percentage determined under paragraph (i) above is not greater than 100%.

(a)	Equity Core Margin Rate

The “Equity Core Margin Rate” means 15%.

(b)	Equity Liquidity Factor

The “Equity Liquidity Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix A, the Collateral Percentage shall be 100% with respect to the relevant Position if the Days of Trading Volume is equal to or greater than 10.

Days of Trading Volume	Equity Liquidity Factor
Less than 2 days	0
Equal to or greater than 2 and less than 5 days	1
Equal to or greater than 5 and less than 7 days	2
Equal to or greater than 7 and less than 10 days	3

(c)	Equity Volatility Factor

The “Equity Volatility Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix A, the Collateral Percentage shall be 100% with respect to the relevant Position if the 90-Day Historical Volatility is equal to or greater than 100%.

90-Day Historical Volatility	Equity Volatility Factor
Less than 20%	-0.15
Equal to or greater than 20% and less than 35%	0
Equal to or greater than 35% and less than 50%	0.5
Equal to or greater than 50% and less than 75%	1
Equal to or greater than 75% and less than 100%	2

(d)	Equity Concentration Factor

The “Equity Concentration Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix A, the Collateral Percentage shall be 100% with respect to the relevant Position if its related Issuer Position Concentration is equal to or greater than 10% of the Portfolio Gross Market Value.

Issuer Position Concentration	Equity Concentration Factor
Equal to or greater than 5% and less than 10%	0.5

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4.	Debt Securities Margin Percentage -

The Margin Percentage for an Eligible Debt Security shall be:

(i)	the product of (A) the Debt Core Margin Rate and (B) the sum of (1) one, and (2) the Debt Concentration Factor;

(ii)	provided that sum Margin Percentage determined under paragraph (i) above is not greater than 100%

(a)	Debt Core Margin Rate

The “Debt Core Collateral Rate” shall be determined pursuant to the following table, based on the credit rating of the Issuer, using the lower of the S&P or Moody’s rating a shown below, provided that if there is only one such rating, then the Debt Core Margin Rate corresponding to such rating shall be used.

S& P’s Rating	Moody’s Rating	Debt Core Collateral Rate
AAA to A-	Aaa to A3	30%
BBB+ to BBB-	Baa1 to Baa3	40%
BB+ to B- / NR	Ba1 to B3 / NR	60%
CCC+ to CCC-	Caa1 to Caa3	100%
Below CCC- or defaulted	Below Caa3 or defaulted	100%

(b)	Debt Concentration Factor

The “Debt Concentration Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix A, the Collateral Percentage shall be 100% with respect to the relevant Position if its related Issuer Position Concentration is equal to or greater than 10% of the Portfolio Gross Market Value.

Issuer Position Concentration	Debt Concentration Factor
Equal to or greater than 5% and less than 10%	0.5

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5.	Sovereign Debt Margin Percentage -

The Margin Percentage for a position consisting of applicable US Treasuries shall be 6%. The margin percentage for a position consisting of eligible sovereign debt securities shall be determined pursuant to Section 4.

6.	Positions Outside the Scope of this Appendix A -

For the avoidance of doubt, the Collateral Requirements set forth herein are limited to the types and sizes of securities specified herein. The Collateral Requirement for any Position or part of a Position not covered by the terms of this Appendix A shall be determined by BNPP PB in its sole discretion.

7.	One-off Collateral Requirements -

From time to time BNPP PB, in its sole discretion, may agree to a different Collateral Requirement than the Collateral Requirement determined by this Appendix for a particular Position; provided that, for the avoidance of doubt, the commitment in Section 2 of the PB Lock-up Agreement shall apply only with respect to the Collateral Requirements based upon the Margin Percentage determined pursuant to this Appendix hereof and BNPP PB shall have the right at any time to increase the Collateral Requirement for such Position up to the Collateral Requirement that would be required as determined in accordance with this Appendix.

8.	Certain Definitions -

(a)	"90-Day Historical Volatility" means with respect to an Equity Security, the 90-day historical annualized volatility of such security as determined by BNPP PB in its sole discretion. Notwithstanding the above, if the 90-Day historical volatility is unavailable, the 30-day historical annualized volatility, as determined by BNPP PB in its sole discretion, may be used as a substitute for purposes of calculating the Equity Volatility Factor.

(b)	“Base Currency” means the currency in which the Customer’s aggregate outstanding debit is calculated

(c)	"Current Market Value" means with respect to a Position, an amount equal to the product of (i) the number of the relevant security and (ii) the price per security of the relevant security (as determined by BNPP PB). For the avoidance of doubt, with respect to this definition, the number of the relevant security shall be determined net of the number held long or short, as the case may be.

(d)	"Days of Trading Volume" means with respect to an Equity Security, an amount equal to the quotient of (i) the number of shares of such security constituting the Position and (ii) the 90-day average daily trading volume (or 30-day average daily trading volume if 90-day is unavailable) of such security as determined by BNPP PB in its sole discretion. For the avoidance of doubt, with respect to this definition, the number of shares shall be determined net of the number held long or short, as the case may be.

(e)	"Delta FX" shall, with respect to each Position, be that Position's exposure to a given Non-Base Currency. For the avoidance of doubt, a Position may have multiple values for Delta FX if such Position has exposure to more than one Non-Base Currency.

(f)	"FX Base Rate" means 5% with respect to any eligible currency.

(g)	"FX Dislocation Loss" shall equal the product of (i) the absolute value of that currency's Net FX Exposure, expressed in equivalent value of the Base Currency, and (ii) the FX Base Rate.

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(h)	"FX Margin Charge" shall equal the aggregate sum of the FX Dislocation Loss for all Non-Base Currencies

(i)	“Gross Market Value” of one or more Positions means an amount equal to the sum of all Current Market Values of all such Positions, where, for the avoidance of doubt, the Current Market Value of each Position is expressed as a positive number whether or not such Position is held long or short.

(j)	“Issuer” means, with respect to a Debt Security or Equity Security, the issuer of such security.

(k)	"Issue Size Outstanding" means, with respect to a Position in a Debt Security of an Issuer, the aggregate market value of all such Debt Security issued by the Issuer.

(l)	“Issuer Position Concentration” means, with respect to a Position issued by an Issuer, an amount equal to the quotient of (i) the absolute value of the Current Market Value of all Positions (whether debt or equity) issued by the same Issuer and (ii) absolute value of the Gross Market Value of all of Customer’s Positions, expressed as a percentage.

(m)	“Major Exchange” means a primary stock exchange, as determined by BNPP PB in its sole discretion.

(n)	“Margin Percentage” means the percentage as determined by BNPP PB according to this Appendix A.

(o)	“Moody’s” means Moody’s Investor Service, Inc.

(p)	"Net FX Exposure" shall, with respect to a currency, equal the sum of (i) the aggregate sum of every Position's Delta FX with respect to the that currency and (ii) any cash in such currency in the Customer's account.

(q)	"Non-Base Currency" means any currency other than Base Currency.

(r)	"Not Rated" means any Debt Security which does not have a credit rating assigned to it by either S&P or Moody's.

(s)	"Structured Product" means any security which provides a payment to the holder linked to: (i) a different security issued by a different issuer or (ii) an asset or a pool of underlying assets.

(t)	“S&P" means Standard & Poor's.

(u)	“US Treasury Security” means any security that is a direct obligation of the United States Treasury. For the avoidance of doubt, neither Treasury Inflation-Protected Securities nor securities issued under the Separate Trading of Registered Interest and Principal of Securities program nor securities issued by any other United States government agency or government sponsored enterprise are herein considered Treasury Securities.

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